Filed Pursuant to Rule 424(b)(3)

Registration No. 333-44441

PROSPECTUS SUPPLEMENT NO. 2

TO

REOFFER PROSPECTUS DATED JULY 26, 2006

OF

MACK-CALI REALTY CORPORATION

RELATING TO

1,272,745 SHARES OF COMMON STOCK

This prospectus supplement (this “Supplement”) supplements our reoffer prospectus dated July 26, 2006 (the “Prospectus”) that was filed as part of our Registration Statement on Form S-3, File No. 333-44441 (the “Registration Statement”), relating to the resale by certain of our stockholders (collectively, the “Selling Stockholders”) who may receive shares of our common stock, par value $0.01 per share (the “Common Stock”), offered by this Supplement in conjunction with the Prospectus, upon the redemption of common units of limited partnership interest (the “Common Units”) of Mack-Cali Realty, L.P. (the “Operating Partnership”).  This Supplement presents certain information to update the Prospectus to reflect the issuance to the estate of Martin S. Berger of record ownership of 5,210 shares of Common Stock issued upon redemption of 5,210 Common Units owned by MSB Management, Inc. (“MSB”), a company controlled by Mr. Berger prior to his death on September 12, 2011.  The 1,272,745 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus and the updated the holdings of Mr. Berger’s estate as a Selling Stockholder under the Prospectus.  No additional securities are being registered hereby.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

The Selling Stockholders may offer their shares of Common Stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our Common Stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices.  The Selling Stockholders may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholders.  We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our Common Stock is listed on The New York Stock Exchange under the symbol “CLI.”  The closing price of our Common Stock as reported on The New York Stock Exchange on December 13, 2011 was $25.25 per share.

You should carefully read and consider the risk factors under Item 1A beginning on page 7 in our Annual Report on Form 10-K for the year ended December 31, 2010 for risks relating to investments in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 14, 2011.

SELLING STOCKHOLDERS

On September 13, 2011, record ownership of 516,322 Common Units beneficially owned by Martin S. Berger were transferred to his estate following Mr. Berger’s death on September 12, 2011.  On December 12, 2011, 5,210 shares of Common Stock were issued to Mr. Berger’s estate upon the redemption of Common Units owned by MSB Management, Inc. (“MSB”), a company controlled by Mr. Berger.

The information contained in the following table is as of December 14, 2011 and supersedes and replaces the information relating to the shares of Common Stock that are issuable to Martin S. Berger and MSB that were reported in the table of Selling Stockholders and the related footnotes contained in the Prospectus filed on July 26, 2006.

	Number of		Number of
	Shares of		Shares of
Name of Security Holder	Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Common Stock to Be Owned After this Offering (3)
Estate of Martin Berger	523,502	521,532	1,970

(1)                                  Includes outstanding shares of Common Stock and shares of Common Stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by the Prospectus, restricted shares of Common Stock (vested and unvested), and vested options to purchase shares of Common Stock, if any.

(2)                                  Includes all of the shares of Common Stock that may be issued upon redemption of Common Units offered under the Prospectus, but not any other shares of Common Stock, Common Units or any other series or class of equity beneficially owned by the Selling Stockholders.

(3)                                  Assumes all shares registered under the Prospectus will be sold.

Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements.  Accordingly, the number of shares of our Common Stock offered hereby may increase or decrease.  Full and complete copies of this Supplement together with the Prospectus will be provided upon request.